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                                                                    EXHIBIT 99.2

The undersigned grants permission to Optio Software, Inc. to include the application overview below in its Form S-1 registration statement. All information provided is complete and accurate.

Port Huron Hospital



By:    /s/ Raymond C. Peltier
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Title: Director of Financial Services
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Date   December 10, 1999
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         PORT HURON HOSPITAL. With approximately 1,200 employees and 173,000 outpatient visits annually, Port Huron Hospital, a 186-bed hospital with four off-campus community centers in St. Clair county, Michigan, required the use of several forms and documents to operate the facility and record patient information. The hospital implemented our healthcare solution to ensure enterprise-wide document standardization; lower costs by eliminating pre-printed forms; and increase flexibility to respond to constantly changing requirements for patient information. Equally important to them was Optio's seamless integration to their McKesson HBO & Company STAR applications and their need for a solution that automatically distributed information throughout the facility. Within the first year of using our software, the hospital has realized a savings in excess of $80,000 by automating their accounting department to create customized AP and payroll checks, payroll advices and other documents. Due to the savings, the hospital will be implementing our solution in several other departments and projects annual savings as much as $250,000.